UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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STEIN MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 20, 2017

TO OUR SHAREHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Stein Mart, Inc. (“Stein Mart,” or “our”) will be held on Tuesday, June 20, 2017, at 2:00 P.M., local time, at our Corporate Headquarters, 5th Floor, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

The meeting will be held for the following purposes:

1.	To elect the ten (10) director nominees named in the attached proxy statement to serve as directors of Stein Mart for the ensuing year and until their successors have been elected and qualified;

2.	To approve an advisory resolution approving executive compensation for fiscal year 2016;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered certified public accounting firm for the fiscal year ending February 3, 2018; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on April 13, 2017, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 20, 2017: The 2016 Annual Report on Form 10-K and proxy statement of Stein Mart, Inc. are available online at www.proxyvote.com.

For directions to the annual meeting, please contact Ms. Linda Tasseff, Director, Investor Relations, at ltasseff@steinmart.com.

By Order of the Board of Directors,

Gregory W. Kleffner
Secretary

Dated: May 4, 2017

Proxy Statement for the

Annual Meeting of Shareholders of

STEIN MART, INC.

To Be Held on Tuesday, June 20, 2017

i

Stein Mart, Inc.

1200 Riverplace Boulevard Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 20, 2017

This Proxy Statement and the enclosed form of proxy are being sent to shareholders of Stein Mart, Inc. (“Stein Mart,” or “we,” or “our” or “us”) on or about May 4, 2017, in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders. The meeting will be held on Tuesday, June 20, 2017, at 2:00 P.M., local time, at our Corporate Headquarters, 5th floor, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as proxies to vote the shares of common stock solicited on its behalf.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2017 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, April 13, 2017, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our shareholders.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, April 13, 2017, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had 47,144,862 shares of common stock outstanding and entitled to vote.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote on each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are our invited guests may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or another nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first come, first served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card. Holders of record may also vote by calling the toll-free telephone number on the proxy card or by following the instructions on the proxy card to vote online. Please have the proxy card handy when you call or access the website for Internet voting. If you vote by telephone or on the Internet, you do not have to return your proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or another record holder of your shares as to how to vote your shares or obtain a proxy from the bank, broker or another record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or another record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your proxy card will be deemed to direct the individuals designated as proxies to vote your shares in accordance with the Board’s recommendations. At this time, the Board and management do not intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card or voting via the telephone or on the Internet confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our secretary, by mailing a proxy bearing a later date, by submitting new voting instructions by telephone or on the Internet, or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and are the shareholder of record (or, if your shares are held in “street name” you have a legal proxy as described above) and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To our knowledge, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the ten (10) nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. However, pursuant to a majority voting policy adopted by our Board, any nominee who receives more “withheld” than “for” votes must submit his or her resignation to the Corporate Governance Committee even if he or she received a plurality of votes. The Board of Directors shall then consider the Corporate Governance Committee’s recommendation as to whether or not to accept such resignation and will publicly disclose its decision, the process in reaching its decision and the underlying reasons for its decision.

The advisory resolution on executive compensation commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program. The advisory resolution on executive compensation will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one (1) year, two (2) years, three (3) years or abstain. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending February 3, 2018, will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

How are votes counted?

In the election of directors, you may vote “FOR ALL” of the nominees or for none of the nominees (“WITHHOLD ALL”) or your vote may be “FOR ALL EXCEPT” with respect to one (1) or more of the nominees.

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending February 3, 2018, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For the advisory vote on the frequency of future advisory votes on executive compensation, you may vote “one (1) year,” “two (2) years,” “three (3) years” or “ABSTAIN,” with the frequency receiving the highest number of votes cast determining the option most favored by our shareholders. Abstentions are considered to be present and entitled to vote at the meeting but will have no effect on the advisory resolution on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation or the ratification of the appointment of our independent registered certified public accounting firm.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our 2017 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of our independent registered certified public accounting firm without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the proposals.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four (4) business days following the annual meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows the name, address and beneficial ownership as of December 31, 2016 of each person known to us, other than Jay Stein, who is shown below, to be the beneficial owner of more than five percent (5%) of our outstanding common stock based on shares of common stock outstanding on such date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	2,412,421(1)	5.1%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,706,054(2)	7.9%

(1)

This information is based on a Schedule 13G filed January 18, 2017. Royce & Associates, LLC reported having sole power to vote and sole power to dispose or direct the disposition of 2,412,421 shares of common stock.

(2)

This information is based on a Schedule 13G filed January 26, 2017 by BlackRock, Inc. (“BlackRock”), as parent holding company for BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC (collectively, the “Subsidiaries”). Black Rock reported having sole power to vote 3,641,251 shares of common stock and sole power to dispose or direct the disposition of 3,706,054 shares of common stock.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 13, 2017 by: (i) each director; (ii) each director nominee; (iii) each current executive officer named in the Summary Compensation Table and (iv) all directors, director nominees and executive officers as a group. The address for all persons listed below is Stein Mart Corporate Headquarters, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(*)
Jay Stein(2)	14,406,322	30.6%
Irwin Cohen(3)	54,925	*
Thomas L. Cole(4)	10,152	*
Timothy Cost(4)	10,152	*
Lisa Galanti(5)	10,152	*
D. Hunt Hawkins(3)	518,344	1.1%
Gregory W. Kleffner(3)	461,643	1.0%
Mitchell W. Legler(3)	246,801	*
Roseann McLean(3)	74,103	*
Gary L. Pierce(3)	304,354	*
Richard L. Sisisky(3)	85,351	*
Burton M. Tansky(3)	19,039	*
John H. Williams, Jr.(6)	150,000	*

All directors, director nominees and executive officers as a group (14 persons)(2)(3)	16,351,338	34.7%

(*)	Amount is less than one percent (1%) of total outstanding common stock.

(1)

All shares of common stock included in the table are subject to the sole investment and voting power of the respective directors and executive officers, except as otherwise set forth in the footnotes below.

(2)

Shares consist of 10,659,735 shares held by Stein Ventures Limited Partnership, the general partner of which is Cary Ventures, Inc., 42,800 shares held by Cary Ventures, Inc., a corporation wholly-owned by Mr. Stein, 674,799 shares held by Jay Stein and 3,028,988 shares owned by trusts for the benefit of Mr. Stein’s spouse and daughters.

(3)

Includes the following shares which are not currently outstanding but which the named shareholders are entitled to receive upon exercise of options that are currently exercisable or that become exercisable within sixty (60) days of April 13, 2017:

D. Hunt Hawkins	279,605
Gregory W. Kleffner	210,396
Roseann McLean	8,333
Gary L. Pierce	136,086

All directors, director nominees and executive officers as a group (14 persons)	634,420

Includes the following shares of restricted stock which are currently outstanding and will be delivered to each individual upon vesting:

Irwin Cohen	17,907
Thomas L. Cole	10,152
Timothy Cost	10,152
Lisa Galanti	9,870
D. Hunt Hawkins	60,090
Gregory W. Kleffner	51,940
Roseann McLean	33,310
Mitchell W. Legler	39,457
Gary L. Pierce	48,490
Richard L. Sisisky	17,907
Burton W. Tansky	15,199
All directors, director nominees and executive officers as a group (14 persons)	314,474

(4)	Messrs. Cole and Cost were elected to the Board at the June 21, 2016, annual meeting.

(5)	Ms. Galanti was appointed to the Board effective March 3, 2016.

(6)	Includes 150,000 shares owned jointly by Mr. Williams and his wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons owning more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of all such reports. To our knowledge, based solely on our review of copies of such reports furnished to us during 2016, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent (10%) beneficial owners have been complied with on a timely basis.

PROPOSAL NO. 1 -

ELECTION OF DIRECTORS

At the meeting, ten (10) directors will be elected to serve for one (1) year and until the election and qualification of their successors. Each nominee is presently available for election. We have one (1) new director nominee this year: Mr. Hawkins was appointed to the Board in September in connection with his acceptance of the position of Chief Executive Officer of Stein Mart. Mr. Hawkins’ appointment to the Board was due to his tenure of over 20 years with Stein Mart and his broad depth of experience in the industry. Due to his long tenure, no one individual “recommended” Mr. Hawkins to serve on the Board. The Corporate Governance Committee carefully reviewed the experience and qualifications of Mr. Hawkins and considered his expertise in light of areas of the Board which would benefit from such expertise and caused the candidate to be fully vetted. As a result, the Corporate Governance Committee recommended Mr. Hawkins to the full Board. There are no family relationships between any of our directors, director nominees or executive officers. While our directors are elected by a plurality vote, our majority voting policy requires that any director who receives more “withheld” votes than “for” votes must tender his or her resignation and the full Board must determine whether or not to accept those resignations. We will file a Form 8-K that discloses the Board’s decision and the reasons for its actions.

We believe that each nominee possesses the characteristics that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The following paragraphs provide biographies of each of our nominees and descriptions of the experiences, qualifications and skills that caused the Corporate Governance Committee and the Board to determine that these nominees should serve as our directors. These biographies contain information regarding each nominee’s service as a director, business experience, director positions held currently or at any time during the last five (5) years and information regarding involvement in certain legal or administrative proceedings, if applicable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name Age	Positions with Stein Mart; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of Stein Mart
Jay Stein (71)	Chairman of the Board of Stein Mart since 1989; Chief Executive Officer from June 2013 to March 2016, interim Chief Executive Officer from September 2011 to June 2013 and Chief Executive Officer of Stein Mart from 1990 to September 2001. Mr. Stein brings extensive knowledge of the retail environment and outstanding merchandising skills to the Board, as well as extensive historical and operational knowledge based on many years of experience with Stein Mart.	1968
John H. Williams, Jr. (79)	Vice Chairman of the Board since February 2003 and director of Stein Mart; Vice Chairman and Chief Executive Officer of Stein Mart from September 2001 to February 2003; President of Stein Mart from 1990 to September 2001. As a past Chief Executive Officer of Stein Mart, Mr. Williams brings extensive historical and operational knowledge to the Board based on many years of experience with Stein Mart.	1984
Irwin Cohen †b¥ (76)	Director of Stein Mart; Senior Advisor with the Peter J. Solomon Company, an investment banking firm, from June 2003 to October 2013; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte & Touche LLP from 1998 to May 2003; director of Supervalu, Inc. since June 2003. Mr. Cohen adds extensive financial and accounting experience and expertise in evaluating financial controls as well as extensive experience within the retail segment.	2008
Thomas L. Cole ¥† (68)

Director of Stein Mart; Partner in Kurt Salmon, a consulting firm, since February 2014; Chief Administrative Officer of Macy’s, Inc., from February 2009 to June 2013; Vice Chair of Federated Department Stores from February 2003 to February 2009; various executive positions with Federated Department Stores from 1980 to 2003; and various positions with divisions of the former Allied Stores, from 1972 to 1980. Mr. Cole serves as a Director of Beall’s Department Stores (since January 2015), and on the Fashion Advisory Board at Kent State University. Mr. Cole greatly broadens the Board’s retail and apparel experience and offers invaluable advice as to Stein Mart’s administrative policies and procedures including, but not limited to, logistics, supply chain management and information technology.

		2016

Timothy Cost ¥ ∎ (57)

Director of Stein Mart; President of Jacksonville University since February 2013; Executive Vice President, Global Corporate Affairs, of PepsiCo, Inc. from December 2010 to January 2013; Chairman of Global Health Care of APCO Worldwide, a public affairs and communications firm, from June to November 2010; Senior Vice President, Corporate Affairs for Wyeth, a healthcare company, from February 2008 until December 2009; Executive Vice President of ARAMARK from 2003 to early 2008; and, in prior years, service in investor relations and communications roles with Pharmacia Corporation, Eastman Kodak Company and Bristol-Myers Squibb. Mr. Cost has served on the Board of Web.com since December 2014, as well as serving on various civic, cultural and educational boards in the Jacksonville, Florida area. Mr. Cost’s strong background in corporate affairs and communications will add invaluable expertise to Stein Mart’s shareholder engagement process.

		2016
Lisa Galanti ¥ ∎ (61)	Director of Stein Mart; co-founder of Fitzgerald & Co. in 1983 and Managing Director from 1987 until her retirement in 2015. Fitzgerald & Co is a leading marketing communications and advertising agency and an Interpublic Group agency since 1998. Ms. Galanti brings invaluable expertise in marketing and communications to the Board.	2016
D. Hunt Hawkins (58)	Director of Stein Mart; Named Chief Executive Officer in January 2017; promoted to Interim Chief Executive Officer and Director in September 2016; President and Chief Operating Officer in April 2014; Executive Vice President and Chief Operating Officer in December 2011; Executive Vice President and Chief Administrative Officer in October 2007; Executive Vice President of Operations in September 2006; Senior Vice President, Human Resources, February 1994. As a long-time executive of Stein Mart, Mr. Hawkins brings extensive operational knowledge to the Board.	2016
Mitchell W. Legler (74)	Director of Stein Mart; majority shareholder of the law firm Kirschner & Legler, P.A. since April 2001; sole shareholder of the law firm Mitchell W. Legler, P.A. from August 1995 to April 2001; general counsel to Stein Mart since 1991; Chairman of the Board of OneWater Marine Holding, LLC since 2015. Mr. Legler’s substantial experience with financial companies and his general legal knowledge is beneficial to the Board’s understanding of risks faced by Stein Mart and assists in guiding the Board in understanding its responsibilities.	1991
Richard L. Sisisky ∎b¥× (62)	Director of Stein Mart; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003. Mr. Sisisky’s material knowledge of the general business environment and management skills are invaluable to the Board’s strategic insight and analysis.	2003
Burton M. Tansky ∎†b¥ (79)	Director of Stein Mart; Senior Advisor with Marvin Traub Associates, a global business development and strategy consulting firm focused on working with brands, retailers, developers and related businesses; Chief Executive Officer of the Neiman Marcus Group from 2001 to 2010; President and CEO of The Neiman Marcus Stores from 1994 to 2001; Director of the Howard Hughes Corporation and the Donald Pliner Company. Mr. Tansky brings extensive experience in retail management to the Board.	2014

†	Member of the Audit Committee
∎	Member of the Compensation Committee
b	Member of the Corporate Governance Committee
×	Lead Director
¥	Independent Director in accordance with applicable NASDAQ rules

EXECUTIVE OFFICERS

Our executive officers are:

Name (Age)	Position
D. Hunt Hawkins (58)	Chief Executive Officer
MaryAnne Morin (54)	President
Gregory W. Kleffner (62)	Executive Vice President and Chief Financial Officer
Gary L. Pierce (60)	Executive Vice President and Director of Stores
Roseann McLean (56)	Executive Vice President Planning and Allocation

For additional information regarding Mr. Stein, see the Directors’ table on the preceding pages. Mr. Jay Stein also served as our Chief Executive Officer from June 2013 until his resignation effective March 14, 2016.

Mr. Hawkins joined us in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007, to Executive Vice President, Chief Operating Officer in December 2011, to President and Chief Operating Officer in April 2014, to interim Chief Executive Officer in September 2016 and to Chief Executive Officer in January 2017.

Ms. Morin joined us in February 2017 as President. Prior to joining us, Ms. Morin was the Chief Merchant, Executive Vice President of Lord & Taylor and Hudson’s Bay from 2015 to January 2017. Before that, she held several leadership positions within Lord & Taylor and Hudson’s Bay from 2009 through 2015 including Executive Vice President, Merchandising and Senior Vice President, General Merchandising Manager. From 2007 through 2009 Ms. Morin was Merchandise Manager/Product Director for Macy’s Merchandising Group. From 2002 through 2006 she was Managing Director for Echo Design Group/Monsac.

Mr. Kleffner joined us in August 2009 as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President in February 2010. Prior to joining us, Mr. Kleffner spent six (6) years with Kellwood Company, an apparel manufacturer. While at Kellwood Company, he served as Vice President, Controller from 2002 to 2005, Vice President Finance and Controller from 2005 to 2006, Senior Vice President Finance and Controller from 2006 to 2007 and Chief Financial Officer from 2007 to 2008.

Mr. Pierce joined us in May 2010 as Senior Vice President and Director of Stores. He was promoted to Executive Vice President and Director of Stores in May 2014. Prior to joining us, Mr. Pierce served as Senior Vice President and Director of Stores for the Central and Northern divisions of Belk, Inc. from September 2001 to May 2010.

Ms. McLean joined us in April 2000 as Vice President Planning and Allocation. She was promoted to Senior Vice President Planning and Allocation in October 2007. She was promoted to Executive Vice President Planning and Allocation in September 2015. Prior to joining us, Ms. McLean served as Vice President Planning and Allocation of DFS Group LTD from April 1998 through April 2000.

CORPORATE GOVERNANCE

We are structured with a Board of Directors as our highest governing body. The Board, in turn, has a Chairman who helps set the agenda with management and who chairs the meetings of the Board. Mr. Jay Stein has served as Chairman of the Board since 1989. He is Stein Mart’s largest shareholder and the principal architect of our growth, so the Board and management believe he is uniquely suited to seek to maximize shareholder value. Mr. Stein served as Chief Executive Officer of Stein Mart from 1990 to September 2001, interim Chief Executive Officer from September 2011 to June 2013, and Chief Executive Officer from June 2013 to March 2016. During such times, the Board determined that it was in the best interest of Stein Mart to combine the roles of Chairman and Chief Executive Officer while both offices were held by Mr. Stein. Mr. D. Hunt Hawkins was appointed as our Interim Chief Executive Officer in September 2016 and named Chief Executive Officer in January 2017. The Board and management now believe that it is in our best interest to separate the roles of Chairman and Chief Executive Officer.

The Board elects a lead director (the “Lead Director”), who also serves as Chairman of the Corporate Governance Committee. The Lead Director is an independent director with substantial management experience who works with the Board’s Chairman and management to set the agenda for Board meetings, serves as a liaison between the Board and management to facilitate communications, acts as a moderator of executive sessions made up solely of independent directors, and assures that an independent director is involved in setting agendas for the Board and Corporate Governance Committee meetings. Our Lead Director is currently Mr. Sisisky, a position he has held since 2012.

Our Corporate Governance Guidelines require that a majority of our directors qualify as independent directors. The Board determines independence on the basis of the standards specified by NASDAQ, the additional standards referenced in our Corporate Governance Guidelines, and other facts the Board considers relevant. The Board has reviewed relevant relationships between us and each non-employee director as well as any other facts that might impair a director’s independence. Based on that review, the Board has determined that all directors are independent except for D. Hunt Hawkins, Mitchell Legler, Jay Stein, and John Williams who are not independent, as they are employees of Stein Mart. In determining the independence of each director, the matters described under “Related Party Transactions” were considered.

The Board meets at least quarterly and provides supervision of Stein Mart between meetings through a number of standing committees. The Board recognizes its responsibility for oversight of our risk management and periodically addresses strategic risks such as changes in the retail environment. The Board believes that its focus on risk management discourages inappropriate risk-taking by management and results in appropriate controls. The Board has delegated to various committees responsibility for specific areas of risk management. For example, one (1) meeting each year of the Audit Committee is heavily focused on operational risk management dealing with areas of primary concern to us such as inventory control and shrinkage, technology/data breach risk, insurance coverage, financial controls, adequacy of reserves, financing and liquidity, operating and capital budgets and third party claims. Management annually identifies and prioritizes current risks to the business and reviews those risks and actions to minimize such risks with our Audit Committee.

The Compensation Committee seeks to establish an executive compensation program that creates a balance between rewarding performance and avoiding inappropriate risk-taking by management. Our incentive compensation program for executives is reviewed annually, and adjusted if needed, in order to focus management on our performance but also to reduce inappropriate risks. In order to further reduce our risk profile with respect to our executive compensation program, the Board adopted the Stein Mart, Inc. Clawback Policy (the “Clawback Policy”) on September 27, 2016. The Clawback Policy provides that, with respect to incentive compensation for our executives that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure, the amount of an individual’s award depends on our performance and is subject to recoupment in the event we are required to prepare an accounting restatement of our financial statements due to material noncompliance with financial reporting requirements under the securities laws, which reduces the ability of and incentive for an individual to take undue risks at the expense of our performance in an effort to increase the amount of his or her award. With respect to employees below the executive level, management is encouraged to design the incentive compensation program and set specific performance criteria which similarly are intended to maximize opportunities and control risks at all levels of our operations. See the Compensation Discussion and Analysis section for more information on our executive compensation program.

Shareholders who wish to communicate with the Board of Directors, or any particular director, may send a letter to our Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, state the name in which the shares of such author are held, and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available on our website, www.steinmart.com.

MEETINGS AND COMMITTEES OF THE BOARD

During 2016, the Board held a total of seven (7) regular meetings. All directors attended at least seventy-five percent (75%) of all meetings of the Board and Board committees on which they served during 2016. We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and we expect that all of our directors will attend the annual meeting of shareholders. All directors attended the last annual meeting.

The Board of Directors has established four (4) standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each standing committee operates pursuant to a charter adopted by the full Board which is available on our website, www.steinmart.com. The Committees are more fully described below. Members of the standing committees are appointed annually at the regular Board meeting held in conjunction with the annual shareholders’ meeting, with changes in committee assignments being made during the year as the Board of Directors deems appropriate. In addition, the Board occasionally designates ad hoc committees for special purposes.

Executive Committee. The Executive Committee is comprised of any two (2) directors who are independent directors under NASDAQ rules and one (1) additional director who is our Chief Executive Officer. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by our bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held two (2) meetings during 2016. These meetings were attended variously by Messrs. Cohen, Sisisky, Tansky and Stein, with Mr. Legler also in attendance at two (2) meetings and Dawn Robertson, our former Chief Executive Officer, in attendance at one (1) meeting.

Audit Committee. During 2016, the Audit Committee was comprised of Mr. Cohen (Chairman), Mr. Cole and Mr. Tansky, each of whom is an independent director under NASDAQ rules applicable to Audit Committee members. During 2016, the Audit Committee held 13 meetings. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements relating to our accounting and financial reporting processes and controls, and (3) the independence and performance of our internal auditors and independent registered certified public accounting firm. Our internal auditors, as well as our independent registered certified public accounting firm, report directly to the Audit Committee. Our Board of Directors has determined that Mr. Cohen qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Mr. Tansky also has significant financial expertise due to his service as a chief executive officer with chief financial officers reporting to him during his career, and Mr. Cole’s service as a chief administrative officer of a national department store also gives him deep insight into the financial aspects of our business.

Compensation Committee. The Compensation Committee is comprised of Messrs. Tansky (Chairman), Sisisky and Cost and Ms. Galanti, each of whom is an independent director under NASDAQ rules. During 2016, the Compensation Committee held four (4) meetings. This Committee has the responsibility for approving and evaluating the compensation arrangements for our directors and officers, including the short-term and long-term incentive compensation programs. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options, restricted stock and performance shares under our 2001 Omnibus Plan. Please refer to our Compensation Discussion and Analysis beginning on page 14 for additional discussion of the role our Compensation Committee plays in setting executive and director compensation.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Mr. Sisisky (as the Lead Director and Chairman), Mr. Cohen (as the Chairman of the Audit Committee), and Mr. Tansky (as the Chairman of the Compensation Committee), each of whom is an independent director under NASDAQ rules. The Committee is responsible for the search and selection of our future directors and recommends to the full Board the slate of directors to be proposed to our shareholders for election at our annual meeting of shareholders. The Committee also reviews, from time to time, the roles of the other standing committees, recommends committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees, as well as the relationship between the Board and our management. During 2016, the Corporate Governance Committee held three (3) meetings. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of our independent directors and serves as a liaison to increase the flow of information between Board members and our management.

The Corporate Governance Committee will consider nominees for director recommended by our shareholders. Any shareholder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the shareholder believes appropriate, as well as any other information required to be disclosed about the candidate under the SEC’s proxy rules, to the Corporate Governance Committee in care of our Lead Director at our headquarters in Jacksonville, Florida. Shareholder nominations for director must be received by the Lead Director on or before January 4, 2018, in order to be considered timely for our 2018 annual meeting. Shareholders desiring to make a director nomination must comply with the procedures outlined in Section 3.18 of our Bylaws.

The Corporate Governance Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide Stein Mart. In recommending director nominees, the Committee seeks to achieve a diversity of business experience and to enhance the Board’s ability to address challenges facing us and better understand our ability to take advantage of opportunities in the overall business landscape. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors, as well as their contributions to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, information available through public records and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one (1) or more Committee members, other Board members and senior management, as the Committee believes appropriate.

COMPENSATION OF DIRECTORS

Our Compensation Committee’s philosophy is to target non-employee director compensation at levels consistent with companies in our industry. The Board elected to maintain its annual retainer at $36,000 for 2016.

In addition to annual retainers, non-employee directors continue to be compensated through attendance fees and receipt of equity-based compensation. For fiscal year 2016, each non-employee director received attendance fees of $2,000 for attending meetings of the Board and $2,000 for attending committee meetings whether in person or by conference call. Each non-employee director received approximately $40,000 in value of our shares which equaled 2,647, 6,240 and 10,152 Restricted Shares, in 2014, 2015 and 2016, respectively, on the grant date. These Restricted Shares vest monthly over a three-year period, with immediate vesting in the event of death, disability, retirement at age 72 or a change in control of Stein Mart.

In fiscal year 2016, to compensate certain directors with additional responsibilities, (i) our Lead Director received an additional annual retainer of $40,000, (ii) the Chairperson of our Audit Committee received an additional annual retainer of $25,000, and (iii) the Chairperson of the Compensation Committee received an additional annual retainer of $25,000.

Each non-employee director also receives a one-time grant of 4,000 stock options upon becoming a director.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED JANUARY 28, 2017

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Irwin Cohen	107,000	40,000	-	-	-	4,565	151,565
Thomas L. Cole(5)	38,000	40,000	9,240	-	-	-	87,240
Timothy Cost(5)	29,000	40,000	9,240	-	-	-	78,240
Susan Falk(6)	48,000	-	-	-	-	4,118	52,118
Linda M. Farthing(6)	30,000	-	-	-	-	4,157	34,157
Lisa Galanti(7)	64,750	40,000	10,040	-	-	-	114,790
Mitchell W. Legler(8)	92,000	236,336	-	-	-	80,150	408,486
Richard L. Sisisky	108,000	40,000	-	-	-	4,565	152,565
Burton M. Tansky	113,000	40,000	-	-	-	4,604	157,604
J. Wayne Weaver(6)	13,000	-	-	-	-	-	13,000
John H. Williams, Jr.(9)	-	-	-	-	-	293,297	293,297

(1)

Jay Stein, our Chairman of the Board and former Chief Executive Officer is not included in this table as he is an employee of Stein Mart and therefore did not receive compensation for his services as a director. The compensation received by Mr. Stein is shown in the Summary Compensation Table. The compensation received by Hunt Hawkins, our current Chief Executive Officer and director, and Dawn Robertson, our former Chief Executive Officer and director; is shown in the Summary Compensation Table. Neither Mr. Hawkins nor Ms. Robertson received compensation for their services as a director.

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock and option awards made during the fiscal year ended January 28, 2017. Forfeiture estimates have been disregarded in determining the amounts indicated. During fiscal year 2016, each non-employee director named above received 10,152 stock awards with a grant date fair value of $3.94 per stock award. In addition, Mr. Legler received 10,010 stock awards with a grant date fair value of $7.19 per stock award and 15,020 performance units with a grant date fair value of $8.28 as a result of being a participant in our Long-Term Incentive Program. Messrs. Cole and Cost and Ms. Galanti each received an award of 4,000 stock options upon joining the Board in 2016.

(3)	Reflects the amount earned under our Short-Term Incentive Plan of which Mr. Legler is a participant.

(4)

Includes, for all directors, amounts paid as dividends on unvested restricted stock awards that vested during the year. Also includes, for Mr. Legler, $44,091 for medical benefits not provided to non-executive employees (including a tax gross-up equal to $17,460) and $890 of perquisites and other personal benefits.

(5)	Messrs. Cole and Cost joined the Board upon their election on June 21, 2016.

(6)	Mr. Weaver retired from the Board effective March 3, 2016. Ms. Falk and Ms. Farthing retired from the Board effective June 21, 2016.

(7)	Ms. Galanti joined the Board in March 2016.

(8)

Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to Stein Mart since April 2001. For a description of the arrangement with Kirschner & Legler, P.A. for Mr. Legler’s service as our general counsel, including fees paid pursuant to this arrangement, see the section entitled Related Party Transactions elsewhere in this proxy statement.

(9)

Mr. John H. Williams, Jr., a former executive officer of Stein Mart, remains an employee of Stein Mart and does not receive additional compensation for his services as a director. Other compensation for Mr. Williams includes $96,000 salary; $44,835 in medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross-up of $17,755 based on these amounts); $1,920 in Company contributions to his 401(k) plan; $149,159 in imputed income for split dollar life insurance; LTD premium of $460; and $923 of perquisites and other personal benefits.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for our executives who are listed in our Summary Compensation Table. This includes Hunt Hawkins, our Chief Executive Officer, Gregory Kleffner, our Executive Vice President and Chief Financial Officer, Gary Pierce, our Executive Vice President and Director of Stores, and Roseann McLean, our Executive Vice President, Planning and Allocation. For fiscal 2016, this also includes two (2) individuals who formerly served as our Chief Executive Officer, Jay Stein and Dawn Robertson. Collectively, we refer to these executives as our “Named Executive Officers.”

Jay Stein retired as Chief Executive Officer effective March 14, 2016, but has retained his status as Chairman of the Board. Hunt Hawkins was named to that position permanently effective January 24, 2017. Our new President, MaryAnne Morin, joined Stein Mart on February 6, 2017, and is not included as a Named Executive Officer for the 2016 fiscal year.

Compensation Philosophy and Objectives

Our compensation program is designed to meet the following goals:

●	attract the best possible candidates;

●	retain our key officers;

●	align the interests of our officers with those of our shareholders; and

●	provide our officers with incentive pay directly associated with performance.

To achieve these objectives, we use a mix of compensation elements, including:

●	base salary;

●	short-term incentives (annual cash);

●	long-term incentives (equity), with a mixture of performance-based and time-based vesting;

●	employee benefits and perquisites; and

●	employment agreements.

In determining the amount and form of these compensation elements, we may consider a number of factors in any given year. For 2016, as in prior years, our Compensation Committee granted long-term equity compensation in Target amounts equal to a range of 90%-140% of our Named Executive Officers’ base salary. As discussed in more detail herein, a majority of such Target long-term equity incentives are performance-based, reflecting the Compensation Committee’s belief that our Named Executive Officers should receive higher benefits when our stock performs well in comparison to our peers. Our Compensation Committee has utilized the following best practice compensation policies in designing our compensation structure to align compensation of our Named Executive Officers with our performance while still providing incentives to retain our talented management team:

Our Compensation Practices Include:	Our Compensation Practices Do NOT Include:

Short-term cash incentive based on objective standards	X	Excise tax gross-up on Change in Control payments

Long-term incentives 100% equity-based	X	Repricing or backdating of awards

Majority of 2016 long-term incentives performance-based	X	Repurchase of underwater stock options

Performance-based long-term incentives measured against Total Shareholder return for the Standard & Poor’s (“S&P”) Apparel Retail Index	X	Hedging of our common stock by executive officers and directors

Adoption of Clawback Policy for incentive compensation	X	Pledging of our common stock by executive officers and directors

Stock ownership guidelines for executive officers and directors

Annual “Say on Pay” vote

Other factors that the Compensation Committee may consider in determining compensation include the following:

●

Compensation levels paid by companies in our peer group and as reflected in published survey data. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

●	Corporate and individual performance, as we believe this encourages our Named Executive Officers to focus on achieving our business objectives;

●	The experiences and individual knowledge of the members of our Board regarding compensation programs generally and at other companies on whose boards they may serve;

●	The recommendations of our Chief Executive Officer and our Compensation Committee’s compensation consultant;

●	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

●

Individual negotiations with Named Executive Officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer to come work for us, or foregoing other compensation opportunities with other prospective employers to continue to work for us, as well as negotiations upon their departures, as we recognize the benefit to our shareholders of seamless transitions.

Although the Compensation Committee reviews from time to time the values of vested equity awards held by, and equity award profits realized by, executives, the increases or decreases in the value of equity awards that were previously granted have no significant impact in the determination of cash or equity-based compensation for the current fiscal year.

Say on Pay

The Compensation Committee considered the results of the shareholder advisory vote on executive compensation for fiscal year 2015 as support for the compensation policies and practices in place for fiscal 2016. At the 2016 annual meeting of shareholders, more than 99% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation program. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our Board of Directors has recommended that our shareholders should have the opportunity to vote on our executive compensation practices each year in connection with the “say when on pay” proposal in this proxy statement. Our shareholders last approved an annual “say-when-on-pay” proposal at our 2011 annual meeting of shareholders.

Clawback Policy

On September 27, 2016, our Board approved and adopted a Clawback Policy for recovery of incentive compensation from our current and former executive officers under certain circumstances. Our Clawback Policy is designed to comply with Section 10D of the Exchange Act and proposed Rule 10D-1. The Clawback Policy provides that, in the event we are required to restate financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess incentive compensation received by a covered executive officer during the three (3) completed fiscal years immediately preceding the date we are required to prepare an accounting restatement. Similarly, in the event the Board determines a covered executive officer has engaged in fraudulent or intentional misconduct which results in a material inaccuracy in our financial statements or in financial reporting measures which affect such executive’s incentive compensation, our Board may require reimbursement, or forfeiture, of any excess incentive compensation. The Clawback Policy applies when the Compensation Committee has determined that the incentive compensation approved, awarded or granted was predicated upon the achievement of certain financial results that were the subject of the restatement or fraud/intentional misconduct, as applicable, and that a lesser amount of incentive compensation would have been approved, awarded or granted to the executive officer based upon the actual financial results. In each such instance, we will seek to recoup the amounts by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above for restatements, or for the applicable period for fraud/intentional misconduct, exceeded the amounts that would have been awarded, vested or paid based on the actual financial results.

Stock Ownership Policy

In 2012, the Board established share ownership guidelines for our directors and Named Executive Officers. Directors are expected to own five times (5X) their annual retainer fee value, our Chief Executive Officer is expected to own three times (3X) base salary and the remaining executive officers are expected to own one and one-half times (1.5X) base salary. Each individual has five (5) years to accumulate the desired ownership level beginning from the later of January 1, 2012, or their appointment as an executive officer or director. Once attained, each individual will be considered to have met this requirement with the number of shares they owned, regardless of the effect of future share price changes. As of the record date, each of our directors (other than Mr. Tansky, who joined the Board in 2014, and Ms. Galanti, Mr. Cole and Mr. Cost, who each joined the Board in 2016) and our Named Executive Officers (except for Ms. McLean, who became a named executive officer in 2017) has met this requirement. Our policy also prohibits our directors, officers and employees from engaging in hedging transactions as well as pledging or margin arrangements.

Compensation Oversight

Our executive compensation policies are established by the Compensation Committee, which is composed entirely of independent directors as defined by applicable NASDAQ Rules. The Compensation Committee provides governance and oversight to our executive compensation programs, benefit plans and policies, and administers our 2001 Omnibus Plan, including a review of all equity grants under the 2001 Omnibus Plan. The Compensation Committee makes all compensation decisions relating to our Chief Executive Officer, including each executive who served in such role during fiscal 2016. The Compensation Committee reviews and approves, after considering the evaluation and recommendation of our Chief Executive Officer, all compensation decisions relating to our other Named Executive Officers.

During 2016, the Compensation Committee retained Mercer (US), Inc. (“Mercer”), a compensation consulting firm, to support the Compensation Committee in its work. Mercer provides recommendations as well as information as to the compensation levels and practices of the various companies which are considered to be in our peer group. The companies comprising our peer group for fiscal 2016 are listed below. Mercer also provides the Compensation Committee with information as to current trends and best practices in executive compensation and informs them of pertinent regulatory and stock exchange rules impacting executive compensation matters. In addition, Mercer provides advice to management with regard to special compensation issues that may arise. Mercer provided no other services to us during 2016.

To ensure independence, the Compensation Committee is required to pre-approve all other work unrelated to compensation advice to the Committee proposed to be provided by Mercer if any such work were ever to be proposed. The Compensation Committee considered the following factors in determining that Mercer has no conflict of interest in providing advice to the Compensation Committee: the amount of fees paid by us as a percentage of Mercer’s total revenue, and the existence of any business or personal relationships between Mercer personnel and the members of the Compensation Committee and/or our Named Executive Officers.

The Compensation Committee assesses the competitiveness of our compensation program periodically by comparing the compensation paid to our officers to the compensation paid by other companies in our peer group. Our peer group consists of a group of similarly sized apparel retail companies.

The composition of the peer group for 2016 compensation purposes consisted of the following companies:

American Eagle Outfitters	DSW
Bon Ton Stores, Inc.	Express, Inc.
Buckle, Inc.	Genesco
The Cato Corporation	The Men’s Wearhouse, Inc.
Chico’s FAS Inc.	New York & Company, Inc.
Children’s Place Retail Stores	Shoe Carnival
Citi Trends	Stage Stores, Inc.
Destination Maternity	Zumiez

For purposes of measuring performance under our Long-Term Incentive Plan, we use the S&P Apparel Retail Index.

Chief Executive Officer(s)

During fiscal 2016, we had three (3) individuals serve as Chief Executive Officer. Jay Stein, who continues to serve as our Chairman of the Board, served as our Chief Executive Officer (“CEO”) until his retirement on March 14, 2016. Mr. Stein was paid $69,171 for the portion of fiscal 2016 for which he served as our Chairman and Chief Executive Officer. Following Mr. Stein’s retirement as CEO, his base salary for service as Chairman of the Board was reduced to $1.00 per pay period or $24.00 on an annualized basis. The compensation paid to Mr. Stein should not be viewed as reflecting the Compensation Committee’s compensation philosophy for executive officers.

Dawn Robertson served as our CEO from March 14, 2016, until her resignation on September 27, 2016. Mr. Stein and the Board initially recruited Ms. Robertson to serve as our new Chief Merchandising Officer but, following Mr. Stein’s decision to retire as CEO, determined that Ms. Robertson would add an outside perspective as CEO. Pursuant to the terms of her employment agreement, Ms. Robertson was provided a base salary of $700,000 while serving as CEO. Ms. Robertson was granted an option to purchase 800,000 shares of our common stock in connection with her hiring, in addition to being eligible to participate in our Short-Term and Long-Term Incentive Plans. Both Ms. Robertson’s initial base salary and her option award were the result of direct negotiations between Ms. Robertson and our management in connection with her recruitment to Stein Mart, and such amounts were formally approved by our Compensation Committee prior to entry into her employment agreement. Ms. Robertson received certain payments detailed herein under “Potential Payments Upon Termination or Change in Control-Resignation of Chief Executive Officer” following her resignation in accordance with the terms of her employment agreement.

Hunt Hawkins was named interim CEO effective September 27, 2016, and, as noted above, the Board removed the interim designation from his title effective January 24, 2017. Mr. Hawkins base salary for fiscal 2016 was increased to $463,500 in April 2016 for merit increases and was further increased to $563,500 following Mr. Hawkins promotion to interim CEO. Mr. Hawkins was granted an option to acquire 500,000 shares of our common stock as an incentive grant following Ms. Robertson’s hiring in March 2016 but did not receive additional equity grants upon being named interim, and later permanent, CEO. The Compensation Committee anticipates reviewing Mr. Hawkins’s base salary during the 2017 fiscal year.

Elements of Compensation

Base Salary.

We seek to set base salaries for our officers in amounts sufficient to attract and retain key officers. While we try to stay abreast of base salaries paid to our peer group, we have not, in recent years, sought to benchmark base salary levels based on our peer group. In 2016, we believe the base salaries paid to Messrs. Hawkins, Kleffner and Pierce and Ms. McLean were reasonable when compared with similar positions in our industry. In 2016, our Compensation Committee established a total merit pool equivalent to 3.0% of total base compensation for all employees, including our Named Executive Officers. Individual merit increases for our Named Executive Officers were granted based on individual performance and ranged between 2.9% and 3.2% of base salary, in line with merit increases across the organization. When setting base salaries or considering merit increases, our Compensation Committee does not focus on amounts allocated to individual elements of compensation. Instead, the Compensation Committee looks at the total compensation package and places heavier emphasis on short-term and long-term incentives versus base salary.

Incentive Plans.

We use short-term and long-term incentive plans to meet our compensation goals of motivating our officers and aligning their interests with those of our shareholders by measuring performance using an objective standard. As noted above, our Compensation Committee believes short-term and long-term incentives should comprise a majority of the total compensation of the Named Executive Officers, as calculated at the grant date of such incentive compensation. The Compensation Committee and the Board of Directors annually approve a business plan (the “Business Plan”) that establishes financial goals for the current year. The Business Plan, which is intended to be ambitious, but realistic, drives the formula for determining success under our Short-Term Incentive Plan, while Total Shareholder Return (“TSR”) drives the formula under the Long-Term Incentive Plan. Awards under our Long-Term Incentive Plan are made pursuant to the terms of our 2001 Omnibus Plan.

Short-Term Incentives

We have an annual incentive plan which is intended to provide short-term incentives to our officers to achieve excellent performance in the current financial period. Annual bonuses are driven by formulas tied to our achieving various levels of success compared with our Business Plan for the current year. Generally, the Short-Term Incentive Plan pays cash bonuses upon achieving the prescribed levels of success.

Long-Term Incentives

In addition to the annual incentive, our compensation plan includes a long-term incentive component. Since the interests of our shareholders are long-term as well as short-term, we align the interests of our officers with those of our shareholders by granting various combinations of stock options (“Options”), shares of our stock with the vesting of such shares dependent upon the appreciation of our stock as compared to the S&P Apparel Retail Index, as well as meeting continued employment requirements (although service conditions may be waived in certain circumstances following a change in control) (“Performance Shares”), and shares of our stock, the vesting of which is dependent only on remaining employed by us for a certain period of time (“Restricted Shares”). The Target award mix for Long-Term Incentive compensation for our Named Executive Officers for 2016 consisted of approximately 60% Performance Shares and 40% Restricted Shares. Service periods for both Performance Share awards and Restricted Share awards for fiscal 2016 were three (3) years. The Target award mix periodically changes based on our desired objectives. For 2016, as in prior years, our Compensation Committee placed heavier emphasis on long-term performance-based compensation, in line with our objective of increasing TSR as compared with our peer group. In addition to the grant of Performance Share Awards and Restricted Share awards, the Compensation Committee granted Option awards to each of Ms. Robertson, Messer’s Hawkins, Kleffner, Pierce and Ms. McLean in March 2016. Our Compensation Committee intended that such Option awards serve as both performance and retention incentives in connection with the transition to a new CEO.

The Compensation Committee has generally placed an aggregate cap on all Target equity-based compensation awarded under our Long-Term Incentive Plan each year between two and one-half percent (2.5%) and three and one-half percent (3.5%) of our common shares outstanding (the “Aggregate Equity-Based Run Rate Cap”) to limit the “overhang” of unvested equity-based compensation shares outstanding. The Committee, however, reserves the right to adjust the Aggregate Equity-Based Run Rate Cap, as may be necessary from time-to-time, to preserve the value in those awards in the event of certain circumstances including special dividends, stock splits, and other capital transactions. The Aggregate Equity-Based Run Rate Cap under our Long-Term Incentive Plan for 2016 was less than 2.5%, excluding the option grants to our Named Executive Officers and certain other key executives in March 2016. The Compensation Committee viewed those option grants as one-time incentives.

We believe that the retail industry is subject to substantial swings in performance results based on factors which are unrelated to management’s performance. For example, our overall performance may be heavily impacted by the state of the economy, unusual events such as terrorist attacks, and catastrophic weather events such as hurricanes. The retail industry as a whole had a challenging 2016 in terms of performance, and we think consideration of the current retail environment is important when awarding long-term incentives. Accordingly, we believe that proper measurement of the performance of management over a multi-year period should also take into consideration our performance compared to the performance of other retailers during the same period. For our Long-Term Incentive Plan, the Compensation Committee compares our relative performance to the S&P Apparel Retail Index.

Performance Levels for Incentive Plans

Awards under the Short-Term Incentive Plan and Performance Share awards under the Long-Term Incentive Plan are based on our achieving performance levels established by the Compensation Committee for the year(s) in question. The Compensation Committee seeks to set performance levels which it believes are both challenging and realistic. Typically, the Compensation Committee establishes multiple performance goals in order to create challenging performance levels but avoids establishing performance levels which are so unlikely to be achieved as to discourage performance by our officers. Thus, the Compensation Committee uses the levels of performance described below for our Named Executive Officers. Individual performance was not taken into account with respect to setting 2016 performance goals. Performance goals for lower levels of management are tailored to more specific areas over which such personnel have more influence based on their respective areas of responsibility and include such factors as sales, gross margin, operating income at the store or district level and inventory shrinkage. For 2016, the Compensation Committee used the following performance levels:

“Threshold”, which is generally the minimum performance level which must be achieved for any Short-Term and Long-Term performance-based incentive compensation to be paid, is established at the level which the Compensation Committee believes we have an 80% probability of achieving – the level at which minimal bonuses will be paid under our Short-Term and Long-Term Incentive Plans;

“Target”, which is our intended performance level based on our Business Plan, is established at the level which the Compensation Committee believes we have a 60% probability of achieving;

“Superior”, which is intended to reward performance above our expected achievement or Target achievement level, is established at the level which the Compensation Committee believes we have a 20% or less probability of achieving; and

“Outstanding”, which is intended to reward outstanding performance above our expected achievement, is established at the level which the Compensation Committee believes we have a 10% or less probability of achieving.

Awards under the Short-Term Incentive and the Long-Term Incentive Plans are then paid or granted based on interpolations between the various performance levels. Normally, no incentive compensation is paid to Named Executive Officers if the Threshold level of performance is not achieved. The Compensation Committee has the discretion to increase both Short-Term and Long-Term Incentive Plan awards if performance levels are not met but have never exercised such discretion.

2016 Short-Term Incentive Plan (Annual Cash Bonuses)

For 2016, the Committee determined that the Short-Term Incentive Plan performance levels would be based on achieving planned levels of “Operating Income” (income generated from operations for the current fiscal year, excluding income taxes, bonuses and non-recurring items of income or expense) and Comparable Store Sales goals. The Compensation Committee believes that using the combination of Operating Income and Comparable Store Sales helps us achieve our goal of growing our business profitability.

The following table shows the performance levels based on the 2016 performance goals at each performance level for the Short-Term Incentive Plan and the percentage of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2016 Performance Level	Adjusted Operating Income Required to Achieve	Comparable Store Sales Growth	Range of Percentage of Base Compensation
Threshold	$60.3M	1.5%	20-25%
Target	$69.0M	3.0%	40-50%
Superior	$78.2M	4.5%	60-75%
Outstanding	$86.5M	6.0%	80-100%

We did not meet our Threshold level of performance for Operating Income or Comparable Store Sales for 2016 and therefore no cash bonuses were paid to the Named Executive Officers. Operating Income, as adjusted, was equal to $13.8 million, while Comparable Store Sales decreased by 3.8% during fiscal 2016. Adjusted Operating Income is a Non-GAAP (GAAP refers to generally accepted accounting principles as applied in the United States) financial measure that excludes income taxes, bonuses and certain non-recurring items of income or expense. The Committee believes that excluding the impact of these non-recurring items of income or expense is appropriate in evaluating our performance for purposes of the Short-Term Incentive Plan. Adjusted Operating Income for fiscal 2016 can be calculated as follows:

Adjusted Operating Income ($ in millions)	Year Ended 01/28/17
Operating Income (GAAP)	$ 3.6
Bonus and share-based compensation expense	1.9
Legal settlements	2.0
Pre-opening expenses	3.5
Executive severance	1.4
Asset impairment	1.4

Adjusted Operating Income (Non-GAAP)	$13.8

2016 Long-Term Incentive Plan (Equity-Based Compensation)

For the 2016 – 2018 performance period, the Compensation Committee determined that Performance Share awards under the Long-Term Incentive Plan would be based on TSR relative to the performance of the S&P Apparel Retail Index. The Compensation Committee believes this performance metric closely ties the economic benefits to the Named Executive Officers to our long-term goal of increasing shareholder value. Performance Share awards under the 2016 Long-Term Incentive Plan for our Named Executive Officers (other than Mr. Stein, who did not participate in the Long-Term Incentive Plan) are based on achieving various relative TSR performance levels. The following table shows the performance levels based on the 2016-2018 performance goals at each performance level for the Long-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2016 Performance Level	Relative Total Shareholder Return Percentile Required to Achieve from 2016 to 2018	Percent of Target Payout
Threshold	33rd Percentile	33%
Target	50th Percentile	100%
Superior	75th Percentile	150%

The number of Performance Shares awarded to a participant varies as a function of the performance level achieved and the management level of the participant. The number of Performance Shares awarded to any individual participant at the Target level of performance is calculated by applying the appropriate percent to the participant’s base compensation and dividing the resulting amount by the closing price of our shares on the grant date and then providing a pro-rata reduction, if necessary, for the Aggregate Equity-Based Run Rate Cap.

All Performance Shares awarded under the 2016 Long-Term Incentive Plan vest 100% on the date earned. However, a participant who fails to remain employed due to death, disability, normal retirement following age 62 or termination within two (2) years following a change of control will receive a pro-rata portion of the Performance Shares he or she would have received had he or she remained employed for the full performance vesting period as long as performance-based vesting conditions are met. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

Our Compensation Committee also made awards of time-based Restricted Shares to our Named Executive Officers. These Restricted Share grants cliff-vest on February 2, 2019 if the recipient remains employed by us; provided, however, that an officer who fails to remain employed due to death, disability, normal retirement following age 62 or termination within two (2) years following a change of control will receive a pro-rata portion of the Restricted Shares based on the amount of time between the grant date and the date of termination of employment. For more information with respect to the vesting of Long-Term Incentive Awards upon a termination of employment, see “Executive Compensation – Potential Payments Upon Termination or Change in Control” beginning on page 32.

Awards under the 2016 Long-Term Incentive Plan are not yet determined. The grant date fair value of performance awards at Target performance is included under Stock Awards in the Summary Compensation Table. For the three-year period ending with fiscal 2016, we were ranked at the 37th percentile relative to the 2014 S&P Apparel Retail Index. Awards under the 2014 Long-Term Incentive Plan, which covered the performance period from fiscal 2014 through fiscal 2016 were paid at a rate of 50.7% of fiscal 2014 Target base compensation in fiscal 2014 based on our performance above the 33rd percentile relative to the 2014 S&P Apparel Retail Index for the performance period.

Perquisites

We provide perquisites such as paid vacation days, health insurance, life insurance and a 401(k) retirement plan. We do not provide perquisites such as (i) a defined benefit plan (pension plan) and (ii) financial advice, tax preparation and the like. We provide the following perquisites to our Named Executive Officers which differ from those available to all full-time employees:

Executive Medical, Dental and Vision Plan. We maintain a medical, dental and vision plan (the “Medical Plan”) for all of our full-time employees, including the Named Executive Officers, covering medical premiums similar to those covered by many companies with a substantial number of employees. The Medical Plan differs for Named Executive Officers in that such officers do not have any co-pay amounts, deductibles or other amounts withheld from their salary to pay for their participation. The Medical Plan was amended in 2008 to limit the total amount paid as co-pay and deductible to $25,000 per annum for any Named Executive Officer and to continue coverage to age 65 for officers retiring after age 62. Any payment by us for Named Executive Officers in excess of amounts not covered by the normal Medical Plan for other officers is taxable to the Named Executive Officer receiving the benefit of such payment; however, we grossed up the federal income taxes on such taxable amounts through the end of the 2016 calendar year.

Split-Dollar Life Insurance Plan. We maintain a death benefit plan for our executives which is funded through a split-dollar life insurance plan. The Executive Split Dollar Plan was implemented to provide a lower cost method of paying death benefits for senior management than group term insurance. The Plan provides the executive’s beneficiary with a substantial measure of financial security by providing a pre-retirement death benefit. This benefit is intended to help attract and retain quality executives.

The Executive Split Dollar Plan is an endorsement method arrangement. As such, we purchase a life insurance policy on each executive’s life to fund death benefits. The amount of the death benefit is based upon the executive’s total compensation and eligible status. As the policy owner, we exercise all ownership rights granted to the owner thereof by the terms of the policies. The total policy proceeds (death benefit) is split between us and the beneficiary(ies) named by the executive. If an executive’s employment ends before retirement, they are given the option of buying the policy on their life from us for the greater of the accumulated current cash value of the policy or the amount paid by us to date as premiums for that policy. We make premium payments, with the expense being offset by the cash value growth for the period. The cumulative premiums paid by us will be recovered either through any death benefits paid or the cash purchase price if the executive elects to retain the coverage post-retirement.

The Executive Split Dollar Plan provides a pre-retirement death benefit equal to five (5) times the annual compensation for each of our Senior Vice Presidents and higher executives. For purposes of this plan, total annual compensation is the sum of the executive’s current base salary and last received annual cash incentive compensation. However, if an executive’s compensation drops, the death benefit remains at the historical year’s highest level.

Executive Deferred Compensation Plan. We provide a Non-Qualified Executive Deferred Compensation Plan (the “Deferral Plan”) for a number of our executives including the Named Executive Officers. Under the Deferral Plan, each covered executive has the right to defer receipt of a portion of his or her total compensation each year. For Named Executive Officers, we match the amount of deferred compensation up to a maximum of ten percent (10%) of an executive’s total compensation (salary plus bonuses) for each year. Our matched portion vests at twenty percent (20%) per year in each of years four (4) through eight (8) in order to encourage the retention of the executive receiving the match. Company match amounts also vest on retirement or termination of the executive’s employment within three (3) years following a change of control. Retirement means a voluntary separation by an executive upon attaining age 62. We do not provide any defined benefit pension plan for our Named Executive Officers and believe that the Deferral Plan provides a benefit which partially offsets the lack of a defined benefit plan, but at a much smaller cost to us.

Deferred amounts (which include vested matching contributions) are paid to the executive following their retirement, death, disability or termination following a change of control of Stein Mart. Those amounts are paid either in a lump sum or as the executive elects. The plan allows for “in service accounts” whereby funds are channeled to accounts for specific purposes and are allowed by regulation to be withdrawn.

Automobile Allowance. Each Named Executive Officer receives an automobile allowance of $3,300 per calendar quarter. Mr. Stein utilizes a Company-owned automobile.

Employment Agreements

Our Named Executive Officers other than Mr. Stein have employment agreements that provide for payments upon a termination of employment by the executive for good reason or by us without cause. We have entered into an employment agreement with our new President, MaryAnne Morin, which contains similar termination provisions. We believe that these agreements create incentives for our executives to build shareholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have job alternatives that may appear to them to be less risky absent these arrangements. The terms of Ms. Robertson’s employment agreement specific to her resignation are discussed in detail under “Potential Payments Upon Termination or Change in Control-Resignation of Chief Executive Officer.” Each of the employment agreements with Messrs. Hawkins, Kleffner, Pierce and Ms. McLean contains, among other things, the following provisions:

Term. The current employment agreements with Messrs. Hawkins, Kleffner, Pierce and Ms. McLean are each for a period of two (2) years and do not automatically renew for additional periods. The employment agreements were originally entered into in 2011 and 2012, and we entered into new employment agreements for additional two (2) year periods upon expiration of the prior agreements. The employment agreements may be terminated before the end of their terms by us with or without cause or by the Named Executive Officer with or without good reason.

Responsibilities. The employment agreements outline the responsibilities of each of the Named Executive Officers to devote, among other things, their full business time and attention to the affairs of Stein Mart.

Compensation. The employment agreements provide for base compensation to each Named Executive Officer, which compensation is reviewed annually by the Compensation Committee. Bonuses are paid on an annual incentive bonus program which is formula-driven and each officer receives Long-Term Incentive Compensation paid in the form of equity-based compensation. In addition, each Named Executive Officer is entitled to participate in our Deferral Plan.

For a detailed discussion of the provisions of the employment agreements applicable to termination of employment, see “Executive Compensation – Potential Payments Upon Termination or Change in Control” beginning on page 32.

Tax Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public company from deducting compensation of more than $1 million each for its Named Executive Officers. Certain performance-based compensation is exempt from this limitation. With the exception of time-based restricted stock awards, we believe our incentive plans meet the performance-based compensation exemption from the deductibility limitation of §162(m) and that our current compensation plans are unlikely to generate material compensation in excess of the §162(m) limits.

Changes For 2017

In response to discussions with shareholders, we have made several changes in an effort to further align our executive compensation practices to the achievement of our goals. None of our Named Executive Officers have received pay raises for fiscal 2017. Mr. Stein has stepped down from his role as Chief Executive Officer but remains as Chairman of the Board. Mr. Stein’s fiscal 2017 compensation for his service as Chairman of the Board remains set at $1.00 per pay period ($24.00 per year).

For 2017, we are no longer grossing up the Federal income taxes on our Executive Medical, Dental and Vision Plan and our Executive Split Dollar Plan. Our executives now have the option to decline the Executive Split Dollar Plan coverage.

For 2017, the Compensation Committee continues to believe that Comparable Store Sales Growth and Operating Income, as adjusted, are the measures of our short term success and will use those metrics for the Short-Term Incentive Plan. In addition, the Compensation Committee has added the achievement of individualized goals for each of our Named Executive Officers as a component of the performance goals for the Short-Term Incentive Plan. The Short-Term Incentive Plan Performance Levels will be based 37.5% on achieving levels of Operating Income, 37.5% on achieving Comparable Store Sales, and 25% on achievement of the individualized performance goals. The individualized performance goal portion still requires us to meet the Threshold performance level before there is any amount paid. The Compensation Committee also continues to believe that measurement of our stock performance against the performance of our peers is the best way to link long-term incentives to shareholder value. For 2017, Performance Share awards under our 2017 Long-Term Incentive Plan will continue to be linked to TSR as compared against the S&P Apparel Retail Index. In consideration of the current share price of our stock, and the restraints of the “Aggregate Equity-Based Run Rate Cap”, the committee approved grants under the 2017 Long Term Incentive Plan using a “floor” share price of $7.50 to determine the Target number of shares to be granted to participants. The Committee reserved the right to adjust this Cap based on our performance over the three (3) year performance period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with Stein Mart’s management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in these Proxy materials and incorporated by reference into the Annual Report on Form 10-K for the year ended January 28, 2017.

Burton Tansky (Chairman)

Timothy Cost

Lisa Galanti

Richard L. Sisisky

EXECUTIVE COMPENSATION

The Summary Compensation Table summarizes the compensation paid or accrued by us to the three (3) individuals who served as our Chief Executive Officer, our Chief Financial Officer, and our two other executive officers during the fiscal year ended January 28, 2017. As discussed in “Compensation Discussion and Analysis”, our President joined us on February 6, 2017, following the end of the 2016 fiscal year, and accordingly is not included in the tables below.

The amounts reported in this section for stock and option awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on our performance and stock price and his or her continued employment.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay Stein(5)	2016	69,171 (6)	-	-	-	-	179,162	248,333
Chairman and former Chief	2015	297,410	-	-	-	-	164,187	461,597
Executive Officer	2014	289,300	-	-	-	-	147,135	436,435
D. Hunt Hawkins(7)	2016	494,583	-	556,222	1,255,000	-	210,485	2,516,290
Chief Executive Officer	2015	450,000	-	561,091	-	-	225,719	1,236,810
	2014	447,781	-	553,094	181,200	134,280	143,939	1,460,294
Gregory W. Kleffner	2016	398,583	-	480,600	251,000	-	220,730	1,350,914
Executive Vice President,	2015	389,000	-	485,044	-	-	217,084	1,091,128
Chief Financial Officer	2014	387,015	-	478,161	-	116,078	155,691	1,136,945
Gary L. Pierce	2016	372,167	-	448,832	251,000	-	161,956	1,233,955
Executive Vice President,	2015	363,000	-	452,586	-	-	168,976	984,562
Director of Stores	2014	361,202	-	446,135	113,250	108,319	111,537	1,140,443
Roseann McLean(8)	2016	369,583	-	445,777	251,000	-	124,245	1,190,605
Executive Vice President,
Planning and Allocation
Dawn Robertson(9)	2016	384,551	-	564,282	1,704,000	-	843,653	3,561,654
Former Chief Executive				(10)	(10)
Officer

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of restricted share awards was based on the closing price of the common stock on the applicable grant dates. The grant date fair value of performance share awards granted at the Target level during fiscal years 2014, 2015 and 2016 were determined using a Monte-Carlo simulation model to estimate the relative and absolute TSR performance of the companies forming the S&P Apparel Retail Index as of the valuation dates of May 30, 2014, May 19, 2015 and June 2, 2016, respectively. Assuming performance at the Superior level, the maximum value of restricted shares and performance shares, respectively, as of the June 2, 2016 valuation date for each NEO would have been as follows: Mr. Hawkins $203,908 and $528,471, Mr. Kleffner $176,227 and $456,559, Mr. Pierce $164,579 and $426,379 Ms. McLean $163,429 and $423,522 and Ms. Robertson would have no restricted shares as those were ratably immediately vested upon her termination in September of 2016 and $846,423. See footnote 8 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

(2)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of option awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model with the expected term for fiscal years 2014 and 2016 being derived via a lattice model. The grant date fair value of stock option awards was determined based on the assumptions in the following chart for grants made during each fiscal year indicated. There were no option awards granted during 2015 to the named executive officers. See footnote 8 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Assumptions	2016 Fiscal Year	2015 Fiscal Year
Weighted average volatility	40.3%	38.5%
Weighted average dividend yield	4.0%	3.1%
Weighted average risk-free interest rate	1.6%	1.3%
Weighted average expected term	5.6 years	4.9 years

(3)	The amounts reflect the cash awards to the named individuals under our Short-Term Incentive Plan. Mr. Stein did not participate in our short-term incentive plan.

 (4)

Name	Year	Perquisites and Other Personal Benefits ($)(a)(b)	Termination Payments($)(c)	Dividends Paid on Restricted Stock Awards ($)	Company Contributions to 401(k) Plans ($)	Company Contributions to Deferred Compensation Plans ($)	Total ($)
Jay Stein	2016	177,779	-	-	1,383	-	179,162
D. Hunt Hawkins	2016	94,002	-	86,501	5,489	24,493	210,485
Gregory W. Kleffner	2016	121,397	-	74,793	4,634	19,906	220,730
Gary L. Pierce	2016	77,617	-	69,784	5,262	9,293	161,956
Roseann McLean	2016	65,721	-	53,299	5,225	-	124,245
Dawn Robertson	2016	113,112	722,363	8,178	-	(d)	843,653

(a)

Perquisites and other personal benefits consist of automobile allowances; medical benefits not provided to non-executive employees (includes excess medical, dental and vision payments plus a tax gross-up); imputed income for the value of split dollar pre-retirement death benefit; relocation expenses; and medical administration and reinsurance cost-plus long-term disability and group life premiums. No single item exceeds the greater of $25,000 or 10% of the aggregate value of all perquisites and other personal benefits received by any of the named executive officers, except for: medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross-up based on these amounts) in the amount of $35,040 for Mr. Stein, $47,493 for Mr. Hawkins, $64,950 for Mr. Kleffner, $35,415 for Mr. Pierce, $30,897 for Ms. McLean and $20,657 for Ms. Robertson; imputed income for split dollar insurance in the amount of $117,416 for Mr. Stein, $30,726 for Mr. Hawkins, $40,644 for Mr. Kleffner, $26,399 for Mr. Pierce, $19,021 for Ms. McLean, and $14,272 for Ms. Robertson; $25,374 for use of a Company-provided automobile for Mr. Stein; and $62,237 in relocation expenses for Ms. Robertson. Tax gross-up amounts included in medical benefit payments equal $13,876 for Mr. Stein, $18,807 for Mr. Hawkins, $25,720 for Mr. Kleffner, $14,024 for Mr. Pierce, $12,235 for Ms. McLean and $8,181 for Ms. Robertson. Tax gross-up amounts included in split dollar life insurance equal $49,256 for Mr. Stein, $12,890 for Mr. Hawkins, $17,050 for Mr. Kleffner, $11,075 for Mr. Pierce, $7,979 for Ms. McLean and $3,903 for Ms. Robertson. We will no longer gross up these amounts beginning in fiscal year 2017.

(b)

All perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us. Mr. Stein’s wife or another guest may accompany Mr. Stein when he is using a leased corporate aircraft for business travel, as there is no incremental cost to us for his spouse or another guest accompanying Mr. Stein on a flight. Mr. Stein is also allowed private use of the corporate aircraft, including allowing use to his spouse or other guests, not to exceed $100,000 per year. The amount included in the Summary Compensation Table for Mr. Stein is equal to the federal taxable income imputed to Mr. Stein when Mrs. Stein or a guest accompanies him on a business trip, or Mrs. Stein or a guest uses the aircraft.

(c)

For Ms. Robertson, includes the following amounts paid or accrued in connection with termination: $700,000 severance compensation; and $22,363 in post-termination insurance benefits. Does not include a dollar amount associated with accelerated vesting of stock option awards, due to the exercise price of such stock options exceeding the closing price of our common stock on September 27, 2016. None of such stock options were exercised prior to their expiration on December 27, 2016. Does not include (i) $344,844 in connection with accelerated vesting of restricted stock awards, valued at $7.59 per share closing price of our common stock on September 27, 2016, or (ii) $517,259 or performance shares, valued at $7.59 per share closing price of our common stock on September 27, 2016, assuming Target performance for the three-year period ending February 2, 2019.

(d)	Ms. Robertson forfeited the matching contribution to the Deferred Compensation Plan.

(5)	Mr. Stein retired as Chief Executive Officer effective March 14, 2016.

(6)	Mr. Stein elected to reduce his 2016 base salary by $255,790 prior to his retirement. Following his retirement, Mr. Stein’s base salary was reduced to $1.00 per pay period.

(7)	Mr. Hawkins was named interim Chief Executive Officer effective September 27, 2016, and the interim designation was removed January 24, 2017.

(8)	Ms. McLean was promoted to Executive Vice President effective September 10, 2015.

(9)	Ms. Robertson was named Chief Executive Officer effective March 14, 2016, and resigned effective September 27, 2016.

(10)

See Note (4)(c) to this Summary Compensation Table for a discussion of the accelerated vesting of 45,434 restricted stock awards and 68,150 performance share awards assuming, in the case of the performance share awards, the satisfaction of performance conditions at the Target level. Ms. Robertson received a pro-rata vesting of 80,000 Option shares as of September 27, 2016, with the remaining 720,000 Option shares forfeited. Ms. Robertson’s vested Option shares terminated upon expiration of the Option without exercise on December 27, 2016.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED JANUARY 28, 2017

		Estimated Future Payouts Under				Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards (1)				Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Outstanding ($)	Threshold (#)	Target (#)	Superior (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Jay Stein		-	-	-	-	-	-	-	-	-	-	-
D. Hunt Hawkins	03/14/16	-	-	-	-	-	-	-	-	500,000	7.35	1,255,000
	04/15/16	115,875	231,750	347,625	463,500	-	-	-	-	-	-	-
	06/02/16	-	-	-	-	14,042	42,550	63,825	-	-	-	352,314
	06/02/16	-	-	-	-	-	-	-	28,360	-	-	203,908
Gregory W. Kleffner	03/14/16	-	-	-	-	-	-	-	-	100,000	7.35	251,000
	04/15/16	80,100	160,200	240,300	320,400	-	-	-	-	-	-	-
	06/02/16	-	-	-	-	12,131	36,760	55,140	-	-	-	304,373
	06/02/16	-	-	-	-	-	-	-	24,510	-	-	176,227
Gary L. Pierce	03/14/16	-	-	-	-	-	-	-	-	100,000	7.35	251,000
	04/15/16	74,800	149,600	224,400	299,200	-	-	-	-	-	-	-
	06/02/16	-	-	-	-	11,329	34,330	51,495	-	-	-	284,253
	06/02/16	-	-	-	-	-	-	-	22,890	-	-	164,579
Roseann McLean	03/14/16	-	-	-	-	-	-	-	-	100,000	7.35	251,000
	04/15/16	74,300	148,600	222,900	297,200	-	-	-	-	-	-	-
	06/02/16	-	-	-	-	11,253	34,100	51,150	-	-	-	282,348
	06/02/16	-	-	-	-	-	-	-	22,730	-	-	245,179
Dawn Robertson(4)	03/14/16	-	-	-	-	-	-	-	-	800,000	7.35	1,704,000
	04/15/16					-	-	-	-	-	-	-
	06/02/16	-	-	-	-	22,490	68,150	102,225	-	-	-	564,282
	06/02/16	-	-	-	-	-	-	-	54,520	-	-	391,999

(1)

The amounts shown reflect the Threshold, Target, Superior and outstanding annual incentive compensation payment levels under Stein Mart’s Short-Term Incentive Program. These amounts are based on the individual’s current position. Threshold payment levels were not achieved during 2016, so no short-term annual incentive compensation was paid for fiscal 2016.

(2)

This column shows long-term compensation awards of performance shares granted in fiscal 2016. The Threshold amounts shown, which are 33% of the Target amounts, reflect the number of shares that would vest for a certain minimum level of performance. The Superior amounts shown, which are 150% of the Target amounts, represent the maximum number of performance shares that may be earned. The percentage of Target awards paid, if at all, is determined based on Stein Mart’s relative TSR compared to that of the S&P Apparel Retail Index at the time of the grant.

(3)	Grant date fair value is computed assuming Target level of performance awards.

(4)	See “-Potential Payments Upon Termination or Change in Control” for a discussion of the vesting of awards granted to Ms. Robertson.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END JANUARY 28, 2017

The following table shows the outstanding equity awards for each Named Executive Officer as of the end of the fiscal year ended January 28, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jay Stein	-	-	-	-	-	-	-	-
D. Hunt Hawkins	244,148(2)	-	4.93(2)	08/08/22	-	-	-	-
	32,582(2)	26,817(2)	8.44(2)	04/30/21	-	-	-	-
	-	-	-	-	45,240(3)	165,126	67,870 (4)	247,726
	-	500,000(2)	7.35(2)	03/14/26	-	-	-	-
Gregory W. Kleffner	48,630(5)	-	5.48(5)	07/31/19	-	-	-	-
	162,766(5)	-	4.93(5)	08/08/22	-	-	-	-
	-	-	-	-	39,100(6)	142,715	58,650 (7)	214,073
	-	100,000(5)	7.35(5)	03/14/26		-	-	-
Gary L. Pierce	32,554(8)	-	4.45(8)	05/18/17	-	-	-	-
	81,382(8)	-	4.93(8)	08/08/22	-	-	-	-
	20,3548)	15,573(8)	8.44(8)	04/30/21	-	-	-	-
	-	-	-	-	36,510(9)	133,262	54,750(10)	199,838
	-	100,000(8)	7.35(8)	03/14/26	-	-	-	-
Roseann McLean	-	100,000(11)	7.35(11)	03/14/26	33,310(12)	121,582	49,970(13)	182,391
	7,083(11)	17,917(11)	9.71(11)	10/01/22	-	-	-	-
Dawn Robertson	-	-	-	-	-	-	68,150(14)	248,748

(1)

The market value is determined by multiplying the number of shares by the closing price of our common stock on The NASDAQ Global Select Market as of the last business day of the fiscal year. The closing price of our stock on January 27, 2017 (the last business day of the fiscal year) was $3.65. The actual value will depend on the fair market value on the date of vesting.

(2)

Options granted on 07/31/2009 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown which is the tenth anniversary of the grant. Amounts and exercise price of options granted on 07/31/2009 and 08/08/12 automatically adjusted due to the February 2015 special dividend. Options granted on 03/14/2016 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(3)

The shares indicated represent 16,880 shares issued under the 2015 Long-Term Incentive Plan that cliff vest on February 3, 2018 plus 28,360 shares issued under the 2016 Long-Term Incentive Plan that cliff vest on February 2, 2019. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(4)

The shares indicated consist of 25,320 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2015 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2015-2017 plus 42,550 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2016 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2016-2018. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by us on February 3, 2018 for the 2015 Plan and February 2, 2019 for the 2016 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(5)

Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date. Options granted on 05/06/2014 vest ratably over five (5) years. 1/60th at the end of each month beginning May 2014. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited. Amounts and exercise price of options granted on 08/08/12 and 05/06/14 automatically adjusted due to the February 2015 special dividend. Options granted on 03/14/2016 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. All option grants expire on the date shown.

(6)

The shares indicated represent 14,590 shares issued under the 2015 Long-Term Incentive Plan that cliff vest on February 3, 2018 plus 24,510 shares issued under the 2016 Long-Term Incentive Plan that cliff vest on February 2, 2019. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(7)

The shares indicated consists of 21,890 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2015 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2015-2017 plus 36,760 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2016 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2016-2018. The actual performance shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by us on February 3, 2018 for the 2015 Plan and February 2, 2019 for the 2016 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he or she will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(8)

Options granted on 5/18/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 8/8/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 05/06/2014 vest ratably over five years, 1/60th at the end of each month beginning May 2014. Amounts and exercise price of options granted on 05/18/10, 08/08/12 and 05/06/14 automatically adjusted due to the February 2015 special dividend. Options granted on 03/14/2016 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(9)

The shares indicated represent 13,620 shares issued under the 2015 Long-Term Incentive Plan that cliff vest on February 3, 2018 plus 22,890 shares issued under the 2016 Long-Term Incentive Plan that cliff vest on February 2, 2019. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(10)

The shares indicated consist of 20,420 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2015 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2015-2017, plus 34,330 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2016 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Retail Apparel Index over the cumulative three-year performance period that consists of fiscal years 2016-2018. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by us on February 3, 2018 for the 2015 Plan and February 2, 2019 for the 2016 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he or she will nevertheless receive a pro-rata portion of the Performance Shares he or she would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(11)

Options granted on 03/13/2016 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited. Options granted on 10/1/2015 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(12)

The shares indicated represent 10,580 shares issued under the 2015 Long-Term Incentive Plan that cliff vest on February 3, 2018 plus 22,730 shares issued under the 2016 Long-Term Incentive Plan that cliff vest on February 2, 2019. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(13)

The shares indicated consist of 15,870 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2015 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2015-2017, plus 34,100 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2016 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Retail Apparel Index over the cumulative three-year performance period that consists of fiscal years 2016-2018. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by us on February 3, 2018 for the 2015 Plan and February 2, 2019 for the 2016 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he or she will nevertheless receive a pro-rata portion of the Performance Shares he or she would have received had he or she remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(14)

The shares indicated consist of 68,150 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2016 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2016-2018. The actual number of Performance Shares that will be earned, if any, will be based on the actual performance level achieved as of February 2, 2019.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED JANUARY 28, 2017

The following table provides information relating to options exercised and stock awards that vested during the fiscal year ended January 28, 2017, for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jay Stein	-	-	-	-
D. Hunt Hawkins	-	-	69,689	112,555
Gregory W. Kleffner	1,200	10,201	60,198	97,309
Gary L. Pierce	-	-	48,172	90,792
Roseann McLean	54,526	458,225	42,906	69,332
Dawn Robertson	-	-	45,434	344,844

(1)

The value realized represents the number of shares acquired on vesting multiplied by the closing market price of our common stock as listed on The NASDAQ Stock Market on the date of vesting. Includes value related to shares withheld for payment of taxes.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED JANUARY 28, 2017

Amounts credited to each Named Executive Officer’s account will receive earnings (loss) depending upon the investment option elected by each named executive. Such amounts are not preferential, as returns are calculated in the same manner and at the same rate as earnings for all other investors in the investment options detailed below. The following table shows the current investment options available under our Non-Qualified Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2016.

Fund	Annual Rate of Return	Fund	Annual Rate of Return
Model Portfolio – Conservative	4.03%	Dreyfus Stock Index	11.71%
Model Portfolio – Moderate/Conservative	5.27%	American Funds IS Growth	9.49%
Model Portfolio – Moderate	6.28%	JPMorgan Mid Cap Value	14.69%
Model Portfolio – Moderate/Aggressive	7.39%	Janus Aspen Entrp. SVC	12.10%
Model Portfolio – Aggressive	8.77%	DFA VA US Targeted Value	27.49%
Nationwide VIT Money Market	0.03%	Vanguard VIF Small Company Growth	14.94%
American Century VP Inflation	4.39%	Oppenheimer VA Global Securities	0.08%
Nationwide LASSO	1.57%	MFS VIT-II International Value	3.84%
MFS VIT Value SVC	13.78%	Fidelity VIP Investment Grade Bond	4.63%

The earnings (loss) realized by each of the Named Executive Officers is reflected in the table below:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Jay Stein	-	-	26,365	-	548,607
D. Hunt Hawkins	48,985	24,493	142,875	-	1,240,012
Gregory W. Kleffner	45,442	20,046	221,710	-	1,722,550
Gary L. Pierce	18,585	9,293	54,692	-	526,930
Roseann McLean	-	-	13,277	-	301,585
Dawn Robertson	16,042	8,021	505	16,378	0(4)

(1)

The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in the Summary Compensation Table (Salary and Non-Equity Incentive Plan Compensation columns).

(2)	Registrant contributions are reported as compensation in the Summary Compensation Table (All Other Compensation column).

(3)

The following amounts reflected in this column were reported as compensation to the applicable Named Executive Officer in the Summary Compensation Table for previous years: $505,552 for Mr. Stein, $1,074,352 for Mr. Hawkins; $1,268,541 for Mr. Kleffner; and $403,193 for Mr. Pierce.

(4)	Ms. Robertson forfeited $8,189 in connection with her departure from the Registrant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our Named Executive Officers, other than Mr. Stein. The employment agreements provide for certain payments and other benefits if a Named Executive Officer’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of Stein Mart. Additionally, awards under our 2001 Omnibus Plan are subject to pro-rata vesting and/or payment in the event of a termination in certain circumstances. The following discussion outlines the applicable provisions of the employment agreements with Messrs. Hawkins, Kleffner, Pierce and Ms. McLean. For additional discussion of the employment agreements, see “Compensation Discussion and Analysis” beginning on page 14.

Employment Agreements

Termination Events. In the event a Named Executive Officer is terminated by us for cause (as defined below) or if the Named Executive Officer leaves during the employment term without good reason (as defined below), then our only obligations to the executive are to pay his or her base salary through the date of termination, and to provide such other benefits as having been vested. However, if the Named Executive Officer is terminated by us without cause, or if he or she terminates his or her employment for good reason, or in the event we fail to renew the Named Executive Officer’s employment agreement on expiration on terms not materially less than in their current employment agreement, then in addition to payment of base salary through the termination date, the Named Executive Officer is entitled to receive one hundred percent (100%) of his or her current annual base salary paid out over a period of twelve (12) months, beginning six (6) months following his or her termination. During a continuation period of twelve (12) to twenty-four (24) months following his or her termination, he or she also receives continued coverage under our medical, life and disability insurance programs. Finally, for Named Executive Officers, if such termination without cause (by us) or for good reason (by the executive) occurs within two (2) years following a change in control (as defined below), then the severance payment is two hundred percent (200%) of the sum of (A) amounts otherwise payable to the Named Executive Officer for termination without cause or for good reason (other than continued insurance coverage) and (B) an amount equal to the Target short-term incentive for the year in which the termination occurs (without proration).

“Good reason” includes, among other things, (i) a material and continuing failure to pay compensation and benefits earned by the Named Executive Officer, (ii) a material reduction in the Named Executive Officer’s compensation or benefits which is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within Stein Mart, (iii) a reduction in the incentive compensation or deferred compensation or contribution matching levels where such reductions are applicable to the executive only, without similar reductions for all other executive officers, (iv) a material breach of the employment agreement by us, (v) any requirement that the executive perform duties inconsistent with ethical or lawful business practices, (vi) the required relocation of the Named Executive Officer to a principal place of employment more than 100 miles from his or her current principal place of employment or, (vii) following a change in control, a material change in the Named Executive Officer’s duties, roles or responsibilities.

“Cause” includes, among other things, that the Named Executive Officer (i) has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, crimes against property or person, or moral turpitude which negatively impacts us; (ii) intentionally furnishes materially false, misleading, or incomplete information concerning a substantial matter to us or persons to whom the executive reports; (iii) intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; (iv) intentionally and wrongfully damages material assets of ours; (v) intentionally and wrongfully discloses material confidential information of ours; (vi) intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; (vii) intentionally breaches any stated material employment policy or any material provision of our ethics policy which could reasonably be expected to expose us to liability, (viii) intentionally commits a material breach of the employment agreement, or (ix) intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of ours.

“Change in Control” means the occurrence of any of the following: (i) the Board approves the sale of all or substantially all of our assets in a single transaction or series of related transactions; (ii) we sell and/or one or more shareholders sells a sufficient amount of our capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of our voting securities; (iii) we are party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of our voting securities outstanding immediately after such merger, consolidation or combination; or (iv) a majority of our Board of Directors consists of individuals who are not continuing directors (as defined in the applicable employment agreement).

Death and Disability. The employment agreements also provide that in the event of the Named Executive Officer’s death, his or her estate shall receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus the Named Executive Officer was entitled to for the year during which the death occurred. Normal payments will also be made for the Named Executive Officer’s benefit under our other benefit plans in which he or she was a participant. Additionally, if the Named Executive Officer has any Options or Restricted Shares (but excluding Performance Shares) which are unvested on the date of termination due to the Named Executive Officer’s death, we will pay to the Named Executive Officer’s estate: (i) the net value of the excess, if any, of the closing price of our common stock on the date of death and the exercise price of any unvested options multiplied by the number of shares of common stock subject to such unvested options; and (ii) the value of the closing price of our common stock on the date of death, multiplied by the number of unvested Restricted Shares. In the event that termination is a result of permanent disability, such Named Executive Officer may be terminated if he or she does not recover within six (6) months following the onset of the disability, and the executive will receive a pro rata portion of his or her bonus for the year in which the termination occurred, and an additional nine (9) months base compensation following termination, as well as payment of benefits from any of our benefit plans in which the disabled executive was a participant, including any disability plan.

Restrictive Covenant. Each executive agrees to maintain all of our trade secrets fully confidential, in perpetuity and agrees to certain non-solicitation provisions in favor of us.

Internal Revenue Code Section 409A. The employment agreements of the Named Executive Officers contain provisions intended to comply with Internal Revenue Code Section 409A which may have the effect of postponing payments received by the Named Executive Officers following the termination of their employment with us.

Equity Awards

Termination events for awards under our 2001 Omnibus Plan include death, disability, and retirement following age 62 or termination within two (2) years of a change in control. The definition of change in control used in the 2001 Omnibus Plan is the same definition used in the employment agreements discussed above.

The following table describes and estimates potential incremental payments and benefits that would become payable under each Named Executive Officer’s employment agreement or under the provisions of awards under our 2001 Omnibus Plan, if the Named Executive Officer’s employment had terminated on January 28, 2017, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each Named Executive Officer’s compensation as of January 28, 2017, and, where applicable, our closing common stock price as reported by the NASDAQ Stock Market on January 27, 2017, the last business day of our 2016 fiscal year. The table presents our best estimates of amounts that would become payable had a termination or change in control occurred on January 28, 2017 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a termination or change in control. The actual amounts to be paid in any instance can only be determined at the time of such termination or change in control.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or upon Non-Renewal of Employment Agreement	Termination With Cause or Without Good Reason	Termination upon Retirement	Termination Upon Disability	Termination Upon Death	Termination without Cause or for Good Reason Following a Change in Control
D. Hunt Hawkins, Chief Executive Officer	Cash Compensation:
	Base Salary (1)	$563,500	$-	$-	$469,583	$46,958	$1,127,000
	Short-Term Incentive (2)	-	-	-	-	-	450,800
	Equity Compensation:
	Stock Options (3)	-	-	-	-	-	-
	Long-Term Incentives (4)	-	-	-	412,852	412,852	412,852
	Insurance Benefits (5)	86,967	-	-	61,522(5)	-	61,522
	Deferral Plan, Retirement and Other Benefits (6)	858,076	858,076	858,076	1,240,012	1,240,012	1,240,012
	Split Dollar Benefits	-		-	-	3,430,070	-
	Total:	$1,508,543	$858,076	$858,076	$2,203,969	$5,129,893	$3,292,186
Gregory W. Kleffner, Chief Financial Officer	Cash Compensation:
	Base Salary (1)	$400,500	$-	$-	$333,750	$33,375	$801,000
	Short-Term Incentive (2)	-	-	-	-	-	320,400
	Equity Compensation:
	Stock Options (3)	-	-	-	-	-	-
	Long-Term Incentives (4)	-	-	356,789(7)	356,789	356,789	356,789
	Insurance Benefits (5)	86,294	-	419,383	61,522(5)	-	61,522
	Deferral Plan, Retirement and Other Benefits (6)	1,722,550	1,722,550	1,722,550	1,722,550	1,722,550	1,722,550
	Split Dollar Benefits	-	-	-	-	2,964,015	-
	Total:	$2,209,344	$1,722,550	$2,498,722	$2,494,611	$5,076,729	$3,262,261
Gary L. Pierce, Executive Vice President, Director of Stores	Cash Compensation:
	Base Salary (1)	$374,000	$-	$-	$311,667	$31,167	$748,000
	Short-Term Incentive (2)	-	-	-	-	-	299,200
	Equity Compensation :
	Stock Options (3)	-	-	-	-	-	-
	Long-Term Incentives (4)	-	-	-	333,100	333,100	333,100
	Insurance Benefits (5)	86,184	-	-	61,522(5)	-	61,522
	Deferral Plan, Retirement and Other Benefits (6)	194,919	194,919	194,919	526,930	526,930	526,930
	Split Dollar Benefits	-	-	-	-	2,528,845	-
	Total:	$655,103	$194,919	$194,919	$1,253,219	$3,420,041	$1,968,752
Roseann McLean, Executive Vice President, Allocation & Planning	Cash Compensation:
	Base Salary (1)	$371,500	$-	$-	$309,583	$30,958	$743,000
	Short-Term Incentive (2)	-	-	-	-	-	297,200
	Equity Compensation:
	Stock Options (3)	-	-	-	-	-	-
	Long-Term Incentives (4)	-	-	-	303,973	303,973	303,973
	Insurance Benefits (5)	36,190	-	-	24,106(5)	-	24,106
	Deferral Plan, Retirement and Other Benefits (6)	198,312	198,312	198,312	301,585	301,585	301,585
	Split Dollar Benefits	-	-	-	-	2,359,275	-
	Total:	$606,002	$198,312	$198,312	$959,247	$2,995,791	$1,669,864

(1)

NEOs are entitled to 100% of base salary, paid out over a period of 6 months beginning 6 months after the NEO’s date of termination, upon non-renewal of their employment agreement, if any. NEOs are entitled to 100% of base salary, paid out over a period of 12 months beginning 6 months after the NEO’s date of termination, upon termination without cause or termination for good reason. NEOs receive their base salary through the end of the month of termination upon death or termination for disability; in addition, NEOs receive nine (9) months base salary, paid out over a period of 9 months beginning not earlier than 6 months after the NEO’s date of termination, on termination for disability. If terminated for cause or good reason within two (2) years following a change in control, then the NEO is eligible to receive 200% of base salary. The annual base salary rates as of January 28, 2017, were: Mr. Hawkins, $563,500; Mr. Kleffner, $400,500; Mr. Pierce, $374,000; and Ms. McLean $371,500.

(2)

Represents 200% of the Target annual incentive compensation level under our Short-Term Incentive plan for a termination during the two (2) year period following a change in control, the earned short-term incentive for the year in which the NEO’s death occurs, or a pro-rata portion of the earned short-term incentive for the year in which a disability termination occurs. No short-term incentive would have been earned at January 28, 2017, on a pro-rata basis.

(3)

For termination due to death or disability, NEOs are entitled to the difference between the exercise price of unvested stock options and the closing price of our common stock on the date of death or termination due to disability. Upon a change in control, all unvested options accelerate and vest. The amounts presented are based on the closing price of our common stock as reported on the NASDAQ Stock Market on January 27, 2017.

(4)

For termination due to death or disability, NEOs are entitled to the value of the closing price of our common stock on the date of death or termination due to disability, multiplied by the number of unvested restricted shares. Upon termination due to retirement following age 62 or termination within two (2) years of a change in control, NEOs receive a pro-rata portion of Restricted Shares based on the amount of time between the grant date and termination date. Upon termination due to death, disability, retirement following age 62 or termination within two (2) years of a change in control, performance shares also vest pro-rata based on such time period but are not paid until performance conditions are met. Values contained herein assume vesting based on the target level of performance.

(5)	Medical, dental, vision, life and disability insurance during the post-termination period (does not include disability payments of $20,000 per month for 24 months if termination due to disability).
(6)	Includes benefits payable under Stein Mart plans related to deferred compensation and retirement, excluding benefits under our non-discriminatory 401(k) plan.
(7)	Mr. Kleffner is the only NEO who has reached full retirement age as of January 28, 2017, and thus is entitled to pro-rata vesting of certain stock and option awards under the 2001 Omnibus Plan.

Resignations of Named Executive Officers

Effective March 14, 2016, Jay Stein resigned as our Chief Executive Officer but continues to serve as our Chairman of the Board. No incremental payments or benefits were paid or accrued to Mr. Stein in connection with his resignation as Chief Executive Officer.

Effective September 27, 2016, Dawn Robertson resigned as our Chief Executive Officer for “good reason” as defined in her employment agreement. Pursuant to the terms of her agreement, Ms. Robertson received, or is entitled to receive, the following payments:

Cash Compensation:
Base Salary	$700,000(1)
Short-Term Incentive	- (2)

Equity Compensation:
Stock Options	- (3)
Long-Term Incentives	862,103(4)

Insurance Benefits	22,363(5)
Deferral Plan, Retirement and Other Benefits	- (6)
Split Dollar Benefits	-

Total	$1,584,466

(1)	Represents 100% of Ms. Robertson’s base salary payable in equal monthly installments over 12 months.
(2)	Ms. Robertson was entitled to a pro-rata portion of any earned short-term incentive; however, no short-term incentive was earned for fiscal 2016.
(3)

A pro-rata portion of the first 20% of Ms. Robertson’s March 14, 2016, stock option grant vested upon her termination. Because the exercise price of such stock options exceeded the closing price of our common stock as of September 27, 2016, no dollar amount is included in the table above. None of these options were exercised prior to their expiration on December 27, 2016.

(4)

The amount shown reflects the value of a pro-rata portion of Ms. Robertson’s long-term incentive plan awards for 2016, based on the closing price of our common stock as of September 27, 2016. Of this amount, $344,844 represents the value of a pro-rata portion of Ms. Robertson’s restricted stock award and $517,259 represents the value of a pro-rata portion of Ms. Robertson’s performance share award, assuming Target performance. The percentage of performance share awards actually paid, if at all, will be determined based on Stein Mart’s relative TSR compared to that of the S&P Apparel Retail Index at the time of the grant. Final values will not be determinable until February 2019.

(5)	Consists of an amount equal to twelve (12) months of reimbursement for medical, dental, life and accident and disability insurance coverage.
(6)

Includes benefits payable under Stein Mart plans related to deferred compensation and retirement, excluding benefits under our non-discriminatory 401(k) plan. Ms. Roberson forfeited the matching contribution made to our deferred compensation plan.

PROPOSAL NO. 2 -

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution approving our executive compensation as reported in this proxy statement. As described previously, in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance	Our annual Short-Term Incentive Plan provides performance-based cash incentive awards focused on closely aligning rewards with results.
Align the Interests of Our Executives and Shareholders	Our Long-Term Incentive Plan promotes a long-term focus on results to align employee and shareholder interests.
Attract and Retain Top Talent	Our executive compensation program is designed to be similar to the programs that are offered by other companies in our industry because of our desire to attract and retain top-level executives in the market in which we operate and compete for talent.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of Stein Mart, Inc. approve, on an advisory basis, the 2016 compensation of our Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement for our 2017 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

PROPOSAL NO. 3 –

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 3 above should occur every year, every two (2) years or every three (3) years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually and holding an annual “say on pay” advisory vote provides us with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including our practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one (1) of four (4) choices for this proposal on the proxy card: one (1) year, two (2) years, three (3) years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

OUR BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

AUDIT COMMITTEE REPORT

For the year ended January 28, 2017 (fiscal 2016), the Audit Committee of the Board of Directors of Stein Mart was composed of three independent directors, as defined under the NASDAQ’s Marketplace Rules and the rules and regulations of the SEC. In addition, the Board of Directors has determined that during the 2016 fiscal year, Irwin Cohen has qualified as an “audit committee financial expert” as defined by the SEC under Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes and controls of Stein Mart and the audits of Stein Mart’s financial statements and of Stein Mart’s internal control over financial reporting. The purpose of the Audit Committee is to monitor the integrity of the financial statements, review Stein Mart’s internal accounting procedures and controls, oversee the independence, qualification and performance of Stein Mart’s independent registered certified public accounting firm and appoint the independent registered certified public accounting firm and oversee the internal audit function. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for fiscal 2016 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Stein Mart’s independent registered certified public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of Stein Mart’s audited financial statements with U.S. generally accepted accounting principles and whether Stein Mart maintains effective internal control over financial reporting, controls, its judgments as to the quality, not just the acceptability, of Stein Mart’s accounting principles and discussed with the independent accountants such other matters as are required under Auditing Standard No. 1301 and other generally accepted auditing standards. In addition, the Audit Committee has discussed with KPMG LLP the independent registered certified public accountants’ independence from management and Stein Mart, including the matters in the written disclosures and the letter received by the Audit Committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence. Audit Committee members are not professionally engaged in the practice of accounting or auditing and are not experts under the Exchange Act in either of those fields or in auditor independence.

The Audit Committee discussed with KPMG LLP and Stein Mart’s Internal Audit department, the overall scope and plans for their respective audits. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their examination, their evaluation of Stein Mart’s internal controls and the overall quality of Stein Mart’s financial reporting.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stein Mart’s Annual Report on Form 10-K for the year ended January 28, 2017, for filing with the SEC, and that KPMG be ratified as our independent registered certified public accounting firm for the year ending February 3, 2018.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Irwin Cohen (Chairman)

Thomas L. Cole

Burton M. Tansky

PROPOSAL NO. 4 -

RATIFICATION OF APPOINTMENT OF KPMG LLP AS

STEIN MART’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm KPMG LLP to serve as our independent registered certified public accounting firm for the current fiscal year ending February 3, 2018. KPMG LLC has served as our audit firm since July 10, 2013.

Our Board of Directors has directed that the appointment of KPMG LLP as our independent registered certified public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be given the opportunity to make a statement if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered certified public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized independent registered certified public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and Stein Mart.

The following table provides information relating to the fees billed or expected to be billed for the audit including the audit of internal controls and fees billed/paid for other services provided by KPMG LLP, our independent registered certified public accounting firm in each of the last two (2) fiscal years.

	KPMG LLP
	2016	2015

Audit Fees	$1,099,400	$941,110

Audit-related Fees(1)	44,500	-

Tax Fees	-	-

All Other Fees(2)	1,650	1,650

Total	$1,145,550	$942,760

(1)	Fees for additional services provided related to assessment of software implementation.

(2)	Fees for a subscription to KPMG’s accounting research tool.

All decisions regarding the selection of independent registered certified public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that is permitted by Section 201 of the Sarbanes-Oxley Act, except if:

1.

in the case of permissible non-audit services, such services qualify as de minimis under Section 202 of the Sarbanes-Oxley Act and we did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one (1) or more of its designated members, approves the permissible non-audit services before completion of the audit; and
3.	when one (1) or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s guidelines.

The Audit Committee discussed the non-audit services with KPMG LLP and determined that their provision would not impair that firm’s independence.

THE BOARD OF DIRECTORS OF STEIN MART RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 3, 2018.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Committee to follow in reviewing and approving or ratifying related-party transactions involving Stein Mart and any of our executive officers, directors or five percent (5%) or more shareholders or any of their family members. These transactions include:

(a)	transactions that must be disclosed in proxy statements under SEC rules; and

(b)	transactions that could potentially cause a non-employee director to cease to qualify as independent under NASDAQ listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Stein Mart director’s sole relationship is as a non-employee director and the total amount involved does not exceed one percent (1%) of the other company’s total annual revenues.

Criteria to be considered by the Audit Committee in determining whether related-party transactions should be approved or ratified include:

(a)	whether the transactions are on terms no less favorable to Stein Mart than terms generally available from an unrelated third party;

(b)	the extent of the related party’s interest in the transaction;

(c)	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

(d)	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under NASDAQ listing requirements; and

(e)	such other factors that the Audit Committee deems appropriate under the circumstances.

The Audit Committee has approved the related-party transactions described below after determining that the transactions do not adversely affect the performance by these directors of their duties to Stein Mart.

Mr. Mitchell W. Legler. Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to us since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as our general counsel. Legal fees received by Kirschner & Legler, P.A. for fiscal year 2016 were $202,501. In addition, Mr. Legler, as general counsel to us, participated in our 2016 Incentive Plans and was granted 15,020 Performance Share Awards at a target level and 10,010 Restricted Stock Awards under our Long-Term Incentive Plan. In March 2015, we renewed an agreement with Kirschner & Legler, P.A. effective April 1, 2015, pursuant to which we have retained Mr. Legler and his firm to serve as our general counsel for a term of two (2) years. This agreement provides that we will pay Kirschner & Legler, P.A. annual compensation of $200,000 per year and that such firm will be eligible to receive bonus and equity awards through our compensation program. This agreement further provides that Mr. Legler will be able to participate in our medical and dental insurance plans to the same extent as a person employed as a Senior Vice President. The agreement provides for a severance payment of $200,000 if the agreement is terminated without cause (as defined in the agreement) or if the agreement is not renewed at the expiration of the term. If the agreement is terminated following a change of control, we have agreed to pay 200% of the sum of (i) the amount due for a termination without cause and (ii) the target bonus in the year of termination.

Compensation Committee Interlocks and Insider Participation. Messrs. Tansky (Chairman) and Sisisky served on our Compensation Committee during fiscal 2016. None of these directors has served as an officer or employee Stein Mart, and none of these directors had a related-party transaction with us during fiscal 2016.

OTHER MATTERS

Shareholder Proposals for the 2018 Annual Meeting of Shareholders

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2018 annual meeting, a written copy of their proposal must be received at the principal executive offices of Stein Mart no later than January 4, 2018. To ensure prompt receipt by us, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after January 4, 2018, and the proposal will not be brought before the meeting. For a discussion of the process by which our Corporate Governance Committee may consider shareholder nominees for director, please refer to “Meetings and Committees of the Board” beginning on page 10 of this proxy statement.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended January 28, 2017, accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Linda Tasseff, Director, Investor Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Householding

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or a single set of annual meeting materials to two or more of our shareholders who share an address. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from one or more of such shareholders prior to the mailing date. We will deliver promptly, upon written or oral request made in accordance with the instructions below, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive separate copies or only one copy of future Notices, proxy statements and annual reports for your household, please call or write to Ms. Linda Tasseff, Director, Investor Relations, at the following address and/or telephone number.

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(904) 858-2639

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

VOTE BY INTERNET - www.proxyvote.com
STEIN MART, INC. 1200 RIVERPLACE BLVD JACKSONVILLE, FL 32207

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

Nominees

01	Jay Stein 02 John H. Williams, Jr. 03 D.Hunt Hawkins 04 Irwin Cohen 05 Thomas L. Cole
06	Timothy Cost 07 Lisa Galanti 08 Mitchell W. Legler 09 Richard L. Sisisky 10 Burton M. Tansky

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2	To approve an advisory resolution approving executive compensation for fiscal year 2016.

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 year	2 years	3 years	Abstain

3	To recommend, on an advisory vote basis, the frequency of a shareholder advisory vote relating to executive compensation.

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

4	To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending February 3, 2018.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2016 Annual Report on Form 10-K is/are available at www.proxyvote.com

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STEIN MART, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN
CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD JUNE 20, 2017

The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on June 20, 2017 at 2:00 P.M., local time, at Stein Mart Corporate Headquarters, 5th Floor, 1200 Riverplace Blvd., Jacksonville, Florida, 32207 and at any adjournments thereof, hereby revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be deemed a direction to be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side